Exhibit 10.1

4.2 Amount of Normal Retirement Benefit …is amended by deleting Section 4.2(a) in its entirety and substituting a new Section 4.2(a) in lieu thereof as follows:

(a)	Determination of Normal Retirement Benefit - Each Participant shall be entitled to receive a monthly retirement benefit commencing on his Normal Retirement Date provided he has incurred a Separation from Service, or Deferred Retirement Date, (unless he elects otherwise in accordance with Section 9.3), in an amount equal to one-twelfth (1/12) of (1) or (2) below:

(1)	Group A Participants- Means those Participants who entered this Plan prior to January 1, 2009. - All such Participants shall receive a Normal Retirement Benefit equal to the greater of (i) or (ii) below:

(i)	Thirty-five percent (35%) of such Participant’s Final Average Compensation, but subject to a maximum benefit of $80,000 per calendar year. However, the maximum annual benefit cap of $80,000 per calendar year shall not apply to John Mendez. Or,

(ii)	Any Participant with Final Average Compensation in excess of $175,000 at Normal Retirement Age, who has also completed 30 or more Years of Service, shall be entitled to receive the maximum annual benefit of $80,000 per calendar year, in monthly installments of $6,666.67 provided such Participant has incurred a separation from Service.

(2)	Group B Participants- Means any Participant who entered this Plan after December 31, 2008. All such Group B Participants shall receive a Normal Retirement Benefit equal to:

One and one-half percent (1.5%) of such Participant’s Final Average Compensation multiplied by his number of Years of Benefit Service, subject to a maximum Normal Retirement Benefit of thirty-five percent (35%) of a Participant’s Final Average Compensation, and further subject to a maximum benefit of $80,000 per calendar year.